Exhibit 99.1

ISOLAGEN OBTAINS NEW SPACE WHILE THE COMPANY FURTHER EXECUTES ON ITS FACILITIES PLAN

HOUSTON - February 23, 2005 - Isolagen, Inc. (AMEX:ILE) announced today that it is near a definitive agreement for terms for manufacturing facility space and corporate offices in Exton, Pennsylvania, while simultaneously executing a lease for a facility in Houston to house its ongoing work in cell biology research and early assessment for new indications.

The move to the new Houston research facility will begin immediately, while final details on an Exton, PA, facility are expected to be disclosed within weeks.

According to Robert J. Bitterman, President and CEO of the company, “Isolagen is fortunate to have a talented and dedicated core team of scientists and staff in Houston. In this new facility, we will provide them with the tools necessary to continue to refine the Isolagen Process as well as to engage in the research leading to future uses and indications.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and nonsurgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: www.isolagen.com.